Exhibit 10.127

SEPARATION AGREEMENT AND RELEASE

This AGREEMENT made as of December 9, 2020 by and between Neeraj Mehta
(“Employee”, “You” or “Your”) and Synchrony Bank (together with its affiliates, “Synchrony“).
In consideration of the promises and conditions set forth below, and intending to be legally bound, you and Synchrony agree as follows:

1. Employee’s Departure Date: You acknowledge that your employment with Synchrony is terminated effective March 1, 2021 (the “Departure Date”).

2.Separation Benefits: If you sign and do not revoke this Agreement and the Supplemental Release (in the form of Exhibit #1 to this Agreement), as well as comply with their terms, Synchrony will provide you separation benefits pursuant to applicable employee benefit plans, programs and practices as administered for similarly situated employees who agree to Synchrony’s standard form of waiver and release. These benefits include a severance payment of Nine Hundred Eighty Thousand Dollars ($980,000.00) pursuant to the SYNCHRONY FINANCIAL EXECUTIVE SEVERANCE PLAN as amended, continued vesting of outstanding equity pursuant to the SYNCHRONY FINANCIAL 2014 LONG-TERM INCENTIVE PLAN and associated award agreements, and prorated SYNCHRONY FINANCIAL ANNUAL INCENTIVE PLAN bonus for 2021 of One Hundred Twenty Thousand, Eight Hundred Twenty One Dollars and Ninety One Cents ($120,821.91).

3.Consideration: You acknowledge that these separation benefits include compensation and/or benefits in addition to what you would otherwise be entitled to receive. The separation benefits will not become due until on or after the Effective Date (as defined in Paragraph 7, below).

4.No Additional Payments or Benefits: You acknowledge and agree that the above benefits are inclusive of any absence-related, severance or incentive pay that you are or may be entitled to. You further acknowledge and agree that you are not eligible for and/or will not be receiving any other payments of any kind, except any vested benefits to which you are otherwise entitled.

5.Waiver and Release:

(a)In exchange for the separation benefits promised to you in this Agreement, and as a material inducement for that promise, you hereby waive, release, and forever discharge Synchrony and/or related persons from any and all claims, rights and liabilities of every kind, whether or not you now know them to exist, which you ever had or may have arising out of your employment with Synchrony or termination of that employment. This waiver and release includes, but is not limited to, any claim for unlawful discrimination under Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. § 1981, the Age Discrimination in Employment Act of 1967, as amended (“ADEA”); claims under the Worker Adjustment and Retraining Notification Act (“WARN”), the Equal Pay Act, as amended, the Employee Retirement Income Security Act, as amended (with respect to unvested benefits), the Sarbanes-Oxley Act of 2002, as amended, and the Family and Medical Leave Act of 1993, as amended, and any violation of any other federal, state or local constitution, statute, rule, regulation or ordinance, or for breach of contract, wrongful discharge, tort or other civil wrong.

(b)To the fullest extent permitted by law, you also promise not to sue or bring any claims or lawsuits related to the claims you are waiving by this Agreement against Synchrony and/or related persons in the future, individually or as a member of a class, and you will immediately withdraw with prejudice any such claims or lawsuits that you began before signing this Agreement.

(c)If you violate this Agreement by bringing or maintaining any claims or lawsuits contrary to this Paragraph, you will pay all costs and expenses of Synchrony and/or related persons in defending against such claims or lawsuits brought by you including reasonable attorney’s fees, and will be required to give back, at Synchrony’s sole discretion, the value of anything paid by Synchrony in exchange for this Agreement, except to the extent that paying such fees, costs and expenses is prohibited by law or would result in the invalidation of the foregoing release.

(d)Nothing herein modifies or affects (i) your right to enforce the terms of this Agreement; (ii) your right to file a charge with, or participate in an investigation or proceeding conducted by, a Government Agency (though you do waive any and all rights to monetary or other personal relief from Synchrony as a result of any such process); (iii) your right to receive a monetary award from a Government Agency under its whistleblower program for reporting in good faith a possible violation of law to such Government Agency; (iv) any vested rights and benefits that you may have under any applicable Synchrony benefit or compensation plan; (v) any recovery to which you may be entitled pursuant to workers’ compensation and unemployment insurance laws; (vi) any rights that arise after the date you execute this Agreement; or (vii) any right where a waiver is expressly prohibited by law. For purposes of this Agreement, “Government Agency” means the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Financial Industry Regulatory Authority, the U.S. Securities and Exchange Commission, any other self-regulatory organization or any other federal state, or local governmental agency or commission. Additionally, you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (a) in confidence to a federal, state, or local government official, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; or (c) in court proceedings if you file a lawsuit for retaliation by an employer for reporting a suspected violation of law, or to your attorney in such lawsuit, provided you must file any document containing the trade secret under seal, and you may not disclose the trade secret, except pursuant to court order. However, you are not authorized to make any disclosures as to which Synchrony may assert protection from disclosure under the attorney-client privilege or the attorney work product doctrine without Synchrony’s prior written consent.

(e)As referred to in this Agreement, “Synchrony and/or related persons” includes Synchrony, its corporate parents, subsidiaries, affiliates and divisions, their respective predecessors, successors and assigns, and all of their past, present and former directors, officers, representatives, shareholders, agents, employees, whether as individuals or in their official capacity, and any of their respective heirs and personal representatives, as well as all employee benefit programs (including the trustees, administrators, fiduciaries and insurers of such programs).

(f)This waiver, release, and promise not to sue is binding on you, your heirs, legal representatives and assigns.

(g)Synchrony’s obligations to you are contingent on your obligations under this Agreement. If you commit any material breach of this Agreement, including failure to sign the Supplemental Release as set forth below in subparagraph (g), Synchrony will have no further obligations under this Agreement, and you will be required to reimburse Synchrony for any and all compensation and benefits paid as consideration under the terms of this Agreement, except to the extent that such reimbursement is prohibited by law or would result in the invalidation of this waiver, release and promise not to sue. In the event such breach is established after arbitration in accordance with Synchrony’s ADR program, you shall indemnify and hold Synchrony harmless from any loss, claim or damages, including without limitation all reasonable attorneys’ fees, costs and expenses incurred in enforcing its rights under this Agreement.

(h)You agree that on or about the Departure Date, you will execute a Supplemental Release in the form of Exhibit #1 to this Agreement, covering the period from the Effective Date to the date the Supplemental Release is executed. You agree that all Synchrony covenants that relate to obligations beyond your Departure Date will be contingent on your execution of the Supplemental Release and that until you sign the Supplemental Release, Synchrony shall have no further obligations to you.

6.Employee Review Period: You have a period of up to 21 days to review and consider this Agreement. You are advised to consult with an attorney before you sign this Agreement.

7.Revocation; Effective Date: You have the right to revoke this Agreement within seven (7) days of signing it. Your notice of revocation must be in writing and addressed and delivered to the attention of General Counsel, Synchrony Financial, 777 Long Ridge Rd., Stamford, CT 06902, by hand-delivery, overnight delivery, or certified mail, return receipt requested, with a copy by email to jonathan.mothner@syf.com, on or before the end of the seven-day period. This Agreement will not be effective or enforceable against Synchrony until seven (7) days after you sign and do not revoke this Agreement. That will be the “Effective Date” of this Agreement. If you revoke this Agreement, it will not become effective, and you will not receive the separation benefits.

8.Disclosure/Resolution of Past and Present Claims: You represent and acknowledge that you are not aware of (or have already disclosed to Synchrony) any information in your possession or to which you have or had access relating to conduct by Synchrony and/or related persons that you have any reason to believe violates or may violate any domestic or foreign law or regulation, involves or may involve false claims to the United States, or violates or may violate Synchrony policy in any respect. To the extent you have disclosed any such information to Synchrony, all of the issues so identified have been resolved to your satisfaction, and you have no remaining concerns about any violative conduct or false claims.

9.Outstanding Disputes: As of the Effective Date of this Agreement, you agree that this Agreement resolves any and all disputes and/or claims you have or could have with Synchrony, and you further represent that you have no outstanding claims, filings or disputes pending in any forum against or involving Synchrony regarding any aspect of your employment or the violation of any law, regulation or Synchrony Policy.

10.Employee Availability: You agree to make yourself reasonably available to Synchrony to respond to requests for information in any way pertaining to Synchrony that may be within your knowledge. You agree to cooperate with Synchrony, to the extent Synchrony deems necessary, in connection with any and all existing or future litigation or investigations brought by or against Synchrony and/or related parties, whether administrative, civil or criminal in nature. Synchrony will reimburse you for reasonable out-of-pocket expenses incurred as a result of such cooperation.

11.Synchrony Information and Property:

(a)You acknowledge and agree that during the course of your employment with Synchrony, you had access to and learned about confidential, secret and proprietary documents, materials, and other information, in tangible and intangible form, of and relating to Synchrony and its business (“Confidential Information”). Such Confidential Information may include, but is not limited to, customer information, technical information about Synchrony products, strategic business plans, price information, and/or personnel information. You further understand and acknowledge that this Confidential Information and Synchrony’s ability to reserve it for the exclusive knowledge and use of Synchrony is of great competitive importance and commercial value to Synchrony, and that improper use or disclosure of the Confidential Information by you might cause Synchrony to incur financial costs, loss of business advantage, liability under confidentiality agreements with third parties, civil damages, and criminal penalties. You agree that you will treat all Confidential Information as strictly confidential and never use, publish or otherwise disclose any Confidential Information to anyone.

(b)You also agree that on or before your Departure Date, you have returned or will have returned to Synchrony, and have not and will not afterward retain, any Synchrony property, including Confidential Information, which you may have in your possession, custody or control, no matter where located. Such property may include, but is not limited to, electronic and/or hard-copy records, files, drawings, documents, models, disks, drives, computers, and other equipment, along with company-issued credit cards or other items. You will not retain any portions or copies, in any form, of such property.

12.Previous Covenants: The Employee Innovation and Proprietary Information Agreement (EIPIA), any Non-Solicitation agreements (whether applicable to clients, customers or employees) and Non-Compete Agreements (if any), and Synchrony’s alternative dispute resolution program will each remain in effect in accordance with their respective terms. You represent that consistent with your obligations under the EIPIA and other Company policies you have not copied or transferred any Synchrony information to any external storage device, external personal email or other non-authorized storage location. Such Synchrony Information includes but is not limited to documents and data containing work product that was prepared for Synchrony by you or others during your employment.

13.Confidentiality; Non-disparagement: You agree to keep the terms of this Agreement confidential. You will not at any time talk about, write about, discuss or otherwise publicize the terms or existence of this Agreement to anyone other than your legal, tax or other financial advisors or immediate family members, except in response to a subpoena, court directive or otherwise as required by law. If a person not a party to this Agreement requests or demands, by subpoena or otherwise, that you disclose or produce this Agreement or any terms or conditions hereof, you will, if legally permitted to do so, immediately notify Synchrony and give Synchrony an opportunity to respond to such notice. You agree not to take any action or make any decision in connection with such request or subpoena without first notifying Synchrony, absent any legal requirement to the contrary. Subject to any rights or obligations you may have under applicable law, you further agree that you will not disparage, denigrate or defame Synchrony and/or related persons, or any of their business products or services. The confidentiality, non-disparagement, cooperation obligations, and other provisions of this Agreement do not prohibit you from, without notice to or authorization of Synchrony, providing truthful information or documents to, filing a charge with or reporting possible violations of law or regulations to, or participating in investigations or proceedings conducted by a Government Agency.

14.No Other Assurances: You acknowledge that in deciding to sign this Agreement you have not relied on any promises, statements, representations or commitments, whether spoken or in writing, made to you by any Synchrony representative, except for what is expressly stated in this Agreement. This Agreement constitutes the entire understanding and agreement between you and Synchrony, whether spoken or written, relating to the matters described, and replaces and cancels all previous agreements and commitments of Synchrony to you.

15.Alternative Dispute Resolution: You agree to submit to Synchrony’s internal alternative dispute resolution process, “Resolution”, which includes final and binding arbitration, any claims not released by this Agreement and covered by the Resolution process, or any claims that arise after the date you sign this Agreement, to the maximum extent permitted by law. You understand this means you are giving up the right to a jury trial for any claims not released by this Agreement or that arise after the Effective Date, to the maximum extent permitted by law, and that all such claims submitted to arbitration pursuant to the Resolution process will be decided solely by an arbitrator. If you need another copy of the Resolution guidelines, you can access it online, if available, or ask your Human Resource Manager (or that person’s successor, if that person is no longer in the role) for a copy.

16.Governing Law: This Agreement will be construed, governed by and enforced in accordance with the laws of the State of New York, without regard to its conflicts of law principles.

17.Modification in Writing: No oral agreement, statement, promise, commitment or representation shall alter or terminate the provisions of this Agreement. This Agreement cannot be changed or modified except by written agreement signed by both you and an authorized Synchrony representative.

18.Severability: If any term, provision, covenant or restriction contained in this Agreement, or any part thereof, is held by a court of competent jurisdiction or any foreign, federal, state, county or local government or any other governmental regulatory or administrative agency or authority or arbitration panel to be invalid, void, unenforceable or against public policy for any reason, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect.

19.No Admission of Liability: This Agreement does not constitute an admission of any unlawful discriminatory acts or liability of any kind by Synchrony and/or related persons, or anyone acting under their supervision or on their behalf. This Agreement may not be used or introduced as evidence in any legal proceeding, except to enforce or challenge its terms.

20.Format:    You and Synchrony agree that a facsimile (“fax”), photographic, or electronic copy of this Agreement shall be as valid as the original.

21.Employee Acknowledgement: By signing this Agreement, you acknowledge and adopt the following declaration:

I, Neeraj Mehta, acknowledge that I have carefully read and considered this Agreement; that I have been given the opportunity to review this Agreement with legal or other advisors of my choice, and that I understand that by signing this Agreement, I RELEASE legal claims and WAIVE certain rights. I understand that I am waiving unknown claims and I am doing so intentionally. I freely and voluntarily consent to all terms of this Agreement with full understanding of what they mean.

Neeraj Mehta    Synchrony Bank

/s/ Neeraj Mehta              _ By:/s/ DJ Casto
Signature of Employee     DJ Casto
EVP & Chief Human Resources Officer

Dec 9, 2020                    Dec 9, 2020

Date Signed by Employee     Date Signed by Employer

EXHIBIT #1

SUPPLEMENTAL RELEASE

This Supplemental Release given to Synchrony Bank (together with its affiliates, “Synchrony") by Neeraj Mehta (“Employee”, “You” or “Your”) is executed in consideration for the covenants made by Synchrony in a Separation Agreement and Release signed by you on <DATE ORINGIAL AGREEMENT WAS SIGNED (fill this in after first release is signed)> (the “Separation Agreement”). In exchange for the separation benefits promised to you in the Separation Agreement, and as a material inducement for that promise, you hereby WAIVE, RELEASE and FOREVER DISCHARGE Synchrony and/or related persons from any and all claims, rights and liabilities of every kind, whether or not you now know them to exist, which you ever had or may have arising out of your employment with Synchrony or termination of that employment. This WAIVER and RELEASE includes, but is not limited to, any claim for unlawful discrimination under Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. § 1981, the Age Discrimination in Employment Act of 1967, as amended (“ADEA”); claims under the Worker Adjustment and Retraining Notification Act (“WARN”), the Equal Pay Act, as amended, the Employee Retirement Income Security Act, as amended (with respect to unvested benefits), the Sarbanes-Oxley Act of 2002, as amended, and the Family and Medical Leave Act of 1993, as amended, and any violation of any other federal, state or local constitution, statute, rule, regulation or ordinance, or for breach of contract, wrongful discharge, tort or other civil wrong.

To the fullest extent permitted by law, you also PROMISE NOT TO SUE or bring any claims or lawsuits related to the claims you are waiving by this Agreement against Synchrony and/or related persons in the future, individually or as a member of a class, and you will immediately withdraw with prejudice any such claims or lawsuits that you began before signing this Agreement.

You represent that you understand the foregoing release, that rights and claims under the Age Discrimination in Employment Act of 1967, as amended, are among the rights and claims against you are releasing, and that you understand that you are not releasing any rights or claims arising after the date of this Supplemental Release. You have the right to revoke this Agreement within seven (7) days of signing it. Your notice of revocation must be in writing and addressed and delivered to the attention of General Counsel, Synchrony Financial, 777 Long Ridge Rd., Stamford, CT 06902, by hand- delivery, overnight delivery, or certified mail, return receipt requested, with a copy by email to jonathan.mothner@syf.com, on or before the end of the seven-day period. If you revoke your consent to the waiver, all of the provisions of this Supplemental Release shall be void and unenforceable and Synchrony will have no further obligations pursuant to the Separation Agreement.

Neeraj Mehta    Synchrony Bank

By:

Signature of Employee    DJ Casto
EVP & Chief Human Resources Officer

Date Signed by Employee    Date Signed by Employer